Exhibit 1.1
AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT
Health Care REIT, Inc.
$250,000,000
Shares of Common Stock
(par value $1.00 per share)
May 8, 2009
UBS Securities LLC
299 Park Avenue
New York, New York 10171-0026
     This Amendment No. 1 to the Equity Distribution Agreement referenced below (this “Amendment”) is entered into this 8th day of May 2009 by Health Care REIT, Inc., a Delaware corporation (the "Company”), and UBS Securities LLC (the “Manager”).
     WHEREAS, the Company and the Manager entered into an Equity Distribution Agreement, dated as of November 6, 2008 (the “Agreement”), for the issuance and sale, through or to the Manager, as sales agent and/or principal, of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), having an aggregate offering price of up to $250,000,000 (the “Shares”) on the terms set forth in Section 3 of the Agreement.
     WHEREAS, the Company and the Manager desire to amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:
     Section 1 of the Agreement is hereby amended to add the following sentence to the end of the paragraph:
The Company and the Manager acknowledge and agree that of the Shares, during the period from November 6, 2008 through May 7, 2009, a total of 794,221 shares of Common Stock were sold and the Company received gross proceeds of approximately $31,196,000.
     The fifth sentence of Section 2(a) of the Agreement is hereby amended in its entirety to read as follows:
Except where the context otherwise requires, “Prospectus Supplement”, as used herein, means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date of this Agreement (or such earlier time as may be required under the Act), in the form furnished by the Company to the Manager in connection with the offering of the Shares, as well as any new prospectus supplement as may have been filed by the Company to supplement a new registration statement filed pursuant to Sections 4(f) or 4(g) of the Agreement, in the form furnished by the Company to the Manager in connection with the offering of the Shares, and such other prospectus supplements relating to the Shares as may have been filed with the Commission by the Company with the consent of the Manager.

Except as expressly set forth herein, the Agreement shall remain in full force and effect, unmodified or amended by this Amendment.
If the foregoing correctly sets forth the understanding between the Company and the Manager, please so indicate in the space provided below for that purpose, whereupon this Amendment and your acceptance shall constitute a binding agreement between the Company and the Manager. Alternatively, the execution of this Amendment by the Company and its acceptance by or on behalf of the Manager may be evidenced by an exchange of telegraphic or other written communications.

Very truly yours, HEALTH CARE REIT, INC.
By:	/s/ Scott A. Estes
	Name:	Scott A. Estes
	Title:	Executive Vice President and Chief Financial Officer

ACCEPTED as of the date first above written UBS SECURITIES LLC
By:	/s/ David Gately
	Name:	David Gately
	Title:	Managing Director

UBS SECURITIES LLC
By:	/s/ Peter Francis
	Name:	Peter Francis
	Title:	Associate Director